Right Management Consultants announces plans for a major acquisition and provides further guidance on its expected fourth-quarter and full year 2001 results


FOR IMMEDIATE RELEASE - January 14, 2002

Philadelphia, Pa., January 14, 2002 -- Right Management Consultants, Inc. (Nasdaq: RMCI), a global consulting firm specializing in career transition and organizational consulting services, today announced that it has signed a letter of intent to acquire the holding company of Coutts Consulting Group ("Coutts") a career transition and organizational consulting firm with operations in Europe, Japan and Canada. Right also announced that preliminary results for the fourth quarter and the year ended December 31, 2001 are expected to exceed market expectations, reflecting record levels of revenue and earnings.

The acquisition of Coutts, based in London, is subject to the completion of a definitive purchase agreement and financing and is expected to close during the first quarter of 2002. The transaction is valued at approximately 74 million British Pounds (approximately $108 million) including anticipated costs, and consists of a combination of cash, purchase price notes and funds supplied by the purchaser to repay existing indebtedness of the acquired company. Right plans to finance the acquisition, refinance its existing debt and provide for additional working capital through a new term and revolving debt facility.

This acquisition is a major advancement of Right's strategic plan to continue to diversify internationally. Coutts' 2001 revenues are expected to be 63 million British Pounds (approximately $92 million). After completion, Right will have solidified its position as a leading provider of career transition and organizational consulting services with a strong position in each of North America, Europe and the Asia Pacific region, as well as significantly increased presence in Japan.

Commenting on the acquisition, Richard J. Pinola, Chairman and Chief Executive Officer of Right said "In keeping with our strategy of being able to service our clients across the globe, this acquisition substantially enhances our delivery network in Europe and Japan. Moreover, as part of this acquisition we add the premier European career transition firm with an international reputation for quality, innovation and exceptional client service. Our new colleagues will fit comfortably within Right's culture of responsive, creative client service."


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Right Management Consultants, Inc.
January 14, 2002
Page 2



The company further announced preliminary results for the quarter and year ended December 31, 2001. The company stated that its revenues for the quarter and for the year will be in excess of $94 and $313 million respectively, and that diluted earnings per share will be in excess of $0.35 and $1.20 respectively, based on results to date. These results reflect the continuing strength in Right's career transition business resulting from the high levels of employee terminations worldwide. By comparison, in the fourth quarter and year ended December 31 of 2000 (restated for the impact of the Securities and Exchange Commission Staff Accounting Bulletin No. 101) revenues were approximately $48 million and $184 million respectively and diluted earnings per share, before the cumulative effect of a change in accounting principle, and after adjustment for Right's two subsequent 3-for-2 stock splits, were $0.17 and $0.61 respectively.

Further guidance on revenues and earnings for the fourth quarter and year ended December 31, 2001 will be in the news release announcing the company's fourth-quarter results, which is scheduled for the morning of Monday, February 4, 2002, to be accompanied by a conference call.

Right offers services to corporations of all sizes through a global network of more than 200 service locations and the Internet. The company is a worldwide leader in customized career transition solutions and also offers a wide range of organizational consulting services, including talent management, leadership development and organizational performance services. In combination, the two lines of business enable Right to help businesses manage the entire life cycle of their employees.


  Certain statements contained in this press release are or may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including discussion and analysis, results of operation, and business plans or strategies that are not statements of historical fact. Such Forward-Looking Statements involve known and unknown risks, uncertainties and other important factors regarding the Company's business, operations and competitive environment that may cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such Forward-Looking Statements. Forward-Looking Statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing, or statements regarding potential benefits related to use of the Company's services. These forward-looking statements reflect management's opinions only as of the date hereof and the Company assumes no obligation to update.


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CONTACTS:
Charles Mallon, CFO                     G. Lee Bohs, EVP Corporate Development
Right Management Consultants, Inc.      Right Management Consultants, Inc.
(215)640-7141                           (215)640-7147